UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 26, 2008
OM GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-12515
(Commission File Number)
52-1736882
(I.R.S. Employer Identification Number)
127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221
(Address of principal executive offices)
(Zip code)
(216) 781-0083
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 26, 2008, the Board of Directors of OM Group, Inc. (the “Company”) adopted the OM Group, Inc. Deferred Compensation Plan (the “Plan”), effective as of July 1, 2008. The Plan is a nonqualified deferred compensation plan that is unfunded for federal tax purposes.
     The Plan provides a select group of management or highly compensated employees (as designated by the Compensation Committee of the Board of Directors) and directors with the opportunity to defer a specified percentage of certain compensation. Unless otherwise specified by the Compensation Committee, participants may defer up to 75% of their base salary and up to 100% of any bonus, commission or directors’ fee (including annual retainer, meeting fees, committee fees and any other cash compensation paid for services as a director). A participant’s deferred amounts are invested in one or more investment options determined by the Compensation Committee.
     The Plan also allows the Company, upon approval by the Compensation Committee, to make discretionary contributions on behalf of eligible participants. Distributions may be made in a lump sum or in installments in accordance with the terms of the Plan upon retirement or termination of employment, a change in control of the Company, a specified withdrawal date, death, or an unforeseeable emergency.
     The foregoing summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan filed as Exhibit 10 to this Current Report.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10	OM Group, Inc. Deferred Compensation Plan
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OM Group, Inc.
(Registrant)

Date: July 2, 2008	/s/ Valerie Gentile Sachs
Name: Valerie Gentile Sachs
Title: Vice President, General Counsel & Secretary